Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. COMPLETES
PURCHASE OF COTTAGE BAKERY, INC.

St. Louis, MO, November 10, 2006. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it has completed the purchase of Cottage Bakery, Inc., a leading manufacturer of frozen par-baked breads and frozen dough sold in the retail and foodservice channels. Cottage Bakery’s management team will continue operations at its manufacturing facility in Lodi, California, where it employs approximately 690 people. Ralcorp executed a definitive purchase agreement on October 18, 2006.

Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc., said: "We welcome the Cottage Bakery management team and employees to the Ralcorp family. Cottage will become a key part of Ralcorp’s Frozen Bakery Products segment and will enhance Ralcorp’s existing frozen bakery product offerings.”

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.
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